UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2013

KYTHERA BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35663	03-0552903
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

27200 West Agoura Road,

Calabasas, California 91301

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (818) 587-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                                           Other Events.

On October 7, 2013, KYTHERA Biopharmaceuticals, Inc. (the “Company”) issued a press release announcing additional patient satisfaction and efficacy data from REFINE-1 and REFINE-2, two pivotal Phase III clinical trials of ATX-101 for the reduction of submental fat, which commonly presents as a double chin, including data presented at the American Society for Dermatological Study (“ASDS”) Annual Meeting in Chicago, Illinois. The new data demonstrates that the majority of ATX-101 subjects reported satisfaction with their treatment as well as improvements on visual and psychological impacts of their “chin fat.”  Additionally, the vast majority of subjects had a reduction in submental fat as assessed independently by clinicians and patients, and most adverse events were transient, local to the treatment area, and mild to moderate in severity.

The Company’s recent REFINE-1 and REFINE-2 top line data announcement showed that both pivotal trials met all their pre-defined primary and secondary endpoints and demonstrated high statistical significance across these measures (p<0.001).  The patient satisfaction data presented at the ASDS Annual Meeting supplement the topline data and demonstrate that 88.9 percent of REFINE-1 and 84.2 percent of REFINE-2 ATX-101 treated subjects reported satisfaction with treatment received in the trial, compared to 37.7 percent and 43.6 percent of placebo subjects, respectively (p<0.001).

Further analysis of REFINE-1 presented at ASDS demonstrates that ATX-101 resulted in improvement in the visual and psychological impact of chin fat, using the 11-point Patient-Reported Submental Fat Impact Scale (PR-SMFIS).  Statistical significance was achieved for each of the six individual components of the PR-SMFIS (all p<0.001, ATX-101 vs. placebo).

ATX-101 treated subjects from REFINE-1 were:

•      happier with the appearance of their chin fat (mean change from baseline in PR-SMFIS of 5.4 vs. 1.8 for ATX-101 vs. placebo, respectively),

•      less bothered by the appearance of their chin fat (mean change from baseline in PR-SMFIS of 3.8 vs. 1.2 for ATX-101 vs. placebo, respectively),

•      less embarrassed by the appearance of their chin fat (mean change from baseline in PR-SMFIS of 3.4 vs. 1.2 for ATX-101 vs. placebo, respectively),

•      less self-conscious about the appearance of their chin fat (mean change from baseline in PR-SMFIS of 3.4 vs. 1.3 for ATX-101 vs. placebo, respectively),

and perceived themselves as:

•      less overweight (mean change from baseline in PR-SMFIS of 3.0 vs. 0.6 for ATX-101 vs. placebo, respectively), and

•      looking younger (mean change from baseline in PR-SMFIS of 2.9 vs. 0.7, for ATX-101 vs. placebo, respectively).

Additional efficacy results presented at ASDS demonstrate higher rates of clinical improvement on the independent clinician and patient ratings of submental fat than were observed for the trial’s primary endpoints, which were based on a composite of clinician and patient ratings. Clinician ratings demonstrated that 79.5 percent of REFINE-1 and 78.3 percent of REFINE-2 subjects showed an improvement of at least one grade using the validated Clinician-Reported Submental Fat Rating Scale (CR-SMFRS) assessed 12 weeks after the last treatment vs. 36.4 and 34.6 percent, respectively, for placebo (both p<0.001).  Similar results were seen for patient ratings, where 82.4 percent of REFINE-1 and 78.9 percent of REFINE-2 subjects showed at least a one grade improvement on the validated Patient-Reported Submental Fat Rating Scale (PR-SMFRS) at 12 weeks after last treatment vs. 38.4 and 38.1 percent, respectively, for placebo (both p<0.001).  The composite endpoint derived from these independent clinician and patient ratings, which served as a primary endpoint of the study, required that subjects demonstrate at least a one grade improvement on both the clinician and patient ratings in order to be classified as a responder. This more stringent composite endpoint results in only modestly lower one-grade response rates for ATX-101 treated subjects (70.3 percent for REFINE-1 and 66.9 percent for REFINE-2, as previously reported), but results in substantially lower placebo response rates (18.7 percent for REFINE-1 and 22.4 percent for REFINE-2).

Additional data on the safety of ATX-101 was also presented at ASDS.  The REFINE-1 and REFINE-2 trials demonstrated ATX-101 was well tolerated by subjects and the most common adverse events, which included swelling, pain, bruising, numbness and redness, were predominantly transient, local to the treatment area, and mild to moderate in severity.  In REFINE-1, 98.5 percent and in REFINE-2, 98.9 percent of adverse events were reported as mild or moderate. Additionally, there were no treatment-related serious adverse events in either study and less than 4 percent of subjects discontinued the studies due to adverse events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	October 7, 2013	KYTHERA BIOPHARMACEUTICALS, INC.

By:
/s/ John W. Smither
John W. Smither

Chief Financial Officer